Exhibit 99.1

Intra-Cellular Therapies Settles CAPLYTA® (lumateperone) Patent Litigation with Sandoz

BEDMINSTER, N.J., Jan. 10, 2025 (GLOBE NEWSWIRE) — Intra-Cellular Therapies, Inc. (Nasdaq: ITCI), a biopharmaceutical company focused on the development and commercialization of therapeutics for central nervous system (CNS) disorders, today announced that it has entered into a settlement agreement with Sandoz Inc. (Sandoz) resolving patent litigation related to Intra-Cellular Therapies’ product CAPLYTA® (lumateperone). The litigation, which is pending in the U.S. District Court for the District of New Jersey, resulted from submission by Sandoz of an Abbreviated New Drug Application to the U.S. Food and Drug Administration seeking approval to market a generic equivalent of CAPLYTA in the United States. The settlement agreement permits Sandoz to begin selling generic versions of CAPLYTA on July 1, 2040, or earlier under certain circumstances. As required by law, Intra-Cellular Therapies will submit the agreement to the U.S. Federal Trade Commission and the U.S. Department of Justice. Similar patent litigation brought by Intra-Cellular Therapies against other parties remains pending in the U.S. District Court for the District of New Jersey.

About Intra-Cellular Therapies

Intra-Cellular Therapies is a biopharmaceutical company founded on Nobel prize-winning research that allows us to understand how therapies affect the inner-workings of cells in the body. The company leverages this intracellular approach to develop innovative treatments for people living with complex psychiatric and neurologic diseases. For more information, please visit www.intracellulartherapies.com.

Contact:

Intra-Cellular Therapies, Inc.

Juan Sanchez, M.D.

Vice President, Corporate Communications and Investor Relations

646-440-9333

Burns McClellan, Inc.

Cameron Radinovic

cradinovic@burnsmc.com

646-930-4406